AMENDMENT NO. 6 dated as of November 1, 2000 to the RIGHTS
                     AGREEMENT dated as of February 10, 1986, between AMBASE CORPORATION, a Delaware corporation (the "Company") and AMERICAN STOCK TRANSFER & TRUST COMPANY a New York corporation, as Rights Agent (the "Rights Agent").

     WHEREAS the Company and the Rights Agent are parties to a Rights Agreement, dated as of February 10, 1986, as amended by Amendment No. 1, dated as of March 24, 1989, Amendment No. 2, dated as of November 20, 1990, Amendment No. 3, dated as of February 12, 1991, Amendment No. 4, dated as of October 15, 1993 and Amendment No. 5 dated as of February 1, 1996 (collectively, as amended the "Rights Agreement"). The Company and the Rights Agent deem it desirable now to amend the Rights Agreement as set forth herein. Unless otherwise provided, all capitalized terms shall have the same meaning ascribed to them in the Rights Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, the parties hereto hereby agree as follows:

     1. The Section 7(a)(i) of the Rights Agreement be amended to read in its entirety as follows:


     Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights; Certain Rights Null and Void.

        (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal corporate trust office of the Rights Agent, together with payment of the then-current Purchase Price for each Common Share as to which the Rights are exercised, at or prior to the earlier of (i) the Close of Business on February 10, 2006 (the "Expiration Date"), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date").

    2. Except as expressly modified hereby, the Rights Agreement shall continue to govern the respective rights and obligations of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                                   AMBASE CORPORATION


        Attest:                                    By  /s/ John P. Ferrara
                                                       -------------------
                                                       John P. Ferrara
                                                       Vice President and
                                                       Chief Financial Officer
        By  /s/ Michael T. Carenzo
           ------------------------
           Michael T. Carenzo
           General Counsel and
           Secretary

        [SEAL]

                                                   AMERICAN STOCK TRANSFER &
                                                   TRUST COMPANY,as Rights Agent


         Attest:                                   By  /s/ Herbert J. Lemmer
                                                      -----------------------
                                                      Herbert J. Lemmer
                                                      Vice President


         By____________________________

          [SEAL]